As filed with the Securities and Exchange Commission on October 28, 2010
Registration Nos. 333-151071 and 333-167658

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________________

Temple-Inland Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-1903917
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1300 MoPac Expressway South, Third Floor
Austin, Texas 78746
(Address of principal executive offices, including Zip code)

Temple-Inland Inc. 2008 Incentive Plan
and
Temple-Inland Inc. 2010 Incentive Plan
(Full title of the plan)

C. Morris Davis, Esq.
Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas  78746
(512) 434-5800
(Name, address, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY STATEMENT

This Post-Effective Amendment to Registration Statement constitutes (1) Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-151071, filed May 21, 2008, and (2) Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-167658, filed June 21, 2010.  This Post-Effective Amendment is being filed solely for the purpose of permitting the resale of control securities to be acquired by selling security holders under our 2008 Incentive Plan and our 2010 Incentive Plan pursuant to the reoffer prospectus that forms a part of this Post-Effective Amendment.  The reoffer prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act of 1933, and has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling stockholders.

REOFFER PROSPECTUS

8,000,000 SHARES

COMMON STOCK

Temple-Inland Inc. 2008 Incentive Plan
Temple-Inland Inc. 2010 Incentive Plan

This reoffer prospectus relates to the resale of up to 8,000,000 shares of common stock of Temple-Inland Inc. that may be offered from time to time by the selling stockholders.  The shares have been acquired, or will be acquired, by the selling stockholders upon the exercise of stock options.  The stock options were awarded, or will be awarded, to the selling stockholders pursuant to either the Temple-Inland Inc. 2008 Incentive Plan or the Temple-Inland Inc. 2010 Incentive Plan.

The selling stockholders may sell all or a portion of their shares from time to time through public or private transactions, directly or through brokers or otherwise, and at prevailing market prices or privately negotiated prices.  We will not receive any proceeds from sales by selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “TIN.” The last reported sale price of our common stock on October 27, 2010, was $20.36 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is October 28, 2010

You should rely only on the information contained in or incorporated by reference in this reoffer prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this reoffer prospectus is accurate as of any date other than the date on the front of this reoffer prospectus.

THE COMPANY

Temple-Inland Inc. is a holding company that, through its subsidiaries, operates two business segments:

•	corrugated packaging, which provided 84 percent of our 2009 consolidated net revenues, is a vertically integrated corrugated packaging operation that consists of:
o	seven mills, and
o	60 converting facilities; and

•	building products, which provided 16 percent of our 2009 consolidated net revenues, manufactures a wide range of building products, including:
o	lumber,
o	gypsum wallboard,
o	particleboard,
o	medium density fiberboard (or MDF), and
o	fiberboard.

Temple-Inland Inc. is a Delaware corporation that was organized in 1983. Its significant subsidiaries are:
•	TIN Inc., which conducts our manufacturing operations,
•	TIN Land Financing LLC, which is a special purpose entity that holds financial assets and nonrecourse financial liabilities related to the 2007 sale of our timberland, and
•	TIN Timber Financing LLC, which is also a special purpose entity that holds financial assets and nonrecourse financial liabilities related to the 2007 sale of our timberland.

Our principal executive offices are located at 1300 MoPac Expressway South, Third Floor, Austin, Texas 78746. Our telephone number is (512) 434-5800. Additional information about us may be obtained from our Internet website, the address of which is http://www.templeinland.com.

RISK FACTORS

In considering whether to purchase our common stock, you should carefully consider all the information we have included or incorporated by reference in this reoffer prospectus and any reoffer prospectus supplement. In particular, you should carefully consider the risk factors described below.

The business segments in which we operate are highly competitive.

The business segments in which we operate are highly competitive and are affected to varying degrees by supply and demand factors and economic conditions, including changes in production of nondurable goods, interest rates, new housing starts, home repair and remodeling activities, and the strength of the U.S. dollar. Given the commodity nature of our manufactured products, we have little control over market pricing or market demand. No single company is dominant in any of our industries.

Our corrugated packaging competitors include large, vertically-integrated paperboard and packaging products companies and numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations as well as other factors, including innovation, design, quality, and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our business could be materially adversely affected. Although corrugated packaging is dominant in the national distribution process, our products also compete with various other packaging materials, including products made of paper, plastics, wood, and various types of metal.

In the building products markets, we compete with many companies that are substantially larger and have greater resources in the manufacturing of building products.

The profitability of our business is affected by changes in raw material and other costs.

Virgin wood fiber and recycled fiber are the principal raw materials we use to manufacture corrugated packaging and certain of our building products. We purchase virgin wood fiber in highly competitive, price sensitive markets. The price for wood fiber has historically fluctuated on a cyclical basis and has often depended on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters, the price and level of imported timber and the continuation of any applicable tariffs, and weather. In addition, an increase in demand for old corrugated containers, especially from China, may cause a significant increase over time in the cost of recycled fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate.

In addition, we rely on suppliers under long-term fiber supply contracts for a significant portion of our virgin fiber requirements. While we have not experienced any significant difficulty in obtaining virgin wood fiber and recycled fiber in economic proximity to our facilities, if the parties under our long-term fiber supply agreements were unable to perform, this may not continue to be the case for any or all of our facilities. Any such supply disruption could negatively affect our cost of virgin fiber.

Changes in the prices of energy and transportation can have a significant effect on our profitability. While we have attempted to contain energy costs through internal generation and in some instances the use of by-products from our manufacturing processes as fuel, these efforts only relate to a portion of our energy usage. No assurance can be given that such efforts will be successful in the future or that energy prices will not rise to levels that would have a material adverse effect on our results of operations despite these efforts. We hedge very little of our energy needs.

The corrugated packaging and building products industries are cyclical in nature and experience periods of overcapacity.

The operating results of our corrugated packaging and building products segments reflect each such industry’s general cyclical pattern. While the cycles of each industry do not historically coincide, demand and prices in each historically tend to drop in an economic downturn. The building products industry is further influenced by the residential construction and remodeling markets. Further, each industry periodically experiences substantial overcapacity. Both industries are capital intensive, which leads to high fixed costs and historically results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in these industries, even when demand is strong. Any increased production by our competitors could depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime in order to match our production with the demand for our products and may continue to do so, thereby reducing our total production levels. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time, which could exacerbate overcapacity in these industries and depress prices.

We are subject to environmental regulations and liabilities that could have a negative effect on our operating results.

We are subject to federal, state, and local provisions regulating the discharge of materials into the environment and otherwise related to the protection of the environment. Compliance with these provisions has required us to invest substantial funds to modify facilities to ensure compliance with applicable environmental regulations. In our Annual Report on Form 10-K for the year ended January 2, 1010, we provided certain estimates of expenditures we expect to make for environmental compliance in the next few years. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and such expenditures could have a material adverse effect on our financial condition, cash flows, and results of operations. In addition, we are subject to litigation filed by private parties alleging injury due to environmental exposures in or near our facilities.

One example of a potential regulatory change involves the EPA considering regulations that would classify materials produced primarily from the combustion of coal in coal-fired industrial processes (sometimes referred to as coal combustion by-products) as hazardous materials. Such regulation could impact our use of synthetic gypsum in the manufacture of gypsum wallboard. If synthetic gypsum, along with other coal combustion by-products, is classified as a hazardous material, we would no longer be able to use it as a raw material, and we would need to find alternative sources of gypsum. These alternative sources would likely be materially more expensive than the synthetic gypsum we currently use.

Another example is pending legislative and regulatory actions concerning greenhouse gas (GHG) emissions. Potential consequences of such federal and state regulations include increased capital requirements at the time of permitting for new emission sources or major modification of existing sources, and at the time of renewal of existing permits. Also, such regulations will potentially increase energy costs above the level of general inflation, as well as increase direct compliance costs.

Further downward changes in demand for housing in the market regions where we operate could decrease profitability in our building products segment.

The residential homebuilding industry is sensitive to changes in economic conditions, including employment, interest rates, foreclosure rates, and availability of financing, and housing starts have declined to the lowest levels in decades. Further adverse changes in these conditions generally, or in the market regions where we operate, could further decrease demand for new homes in these areas. Additional declines in housing demand or continued historically low levels of housing demand could result in lower pricing and demand for many of our building products, particularly lumber and gypsum wallboard, which could have increased negative effects on our revenues and earnings.

Current conditions in financial markets could have adverse consequences on our ability to finance our operations.

Current conditions in financial markets, which include the bankruptcy and restructuring of certain financial institutions, could affect financial institutions with which we have relationships and result in adverse effects on our ability to finance our operations. The possible effects of these conditions would include the possibility that a lender under our existing credit facilities may be unwilling or unable to fund a borrowing request, and we may not be able to replace any such lender. In addition, financial market conditions could have a negative effect on the ability of customers, suppliers, and others to conduct business with us on a normal basis.

If certain internal restructuring transactions and the distributions of Forestar and Guaranty are determined to be taxable for U.S. federal income tax purposes, we and our stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities.

At the end of 2007, we spun off two subsidiaries, Forestar Group Inc. and Guaranty Financial Group Inc., and entered into certain internal restructuring transactions in preparation for the spin-offs. We received a private letter ruling from the IRS and opinions of tax counsel regarding the tax-free nature of these transactions and the distributions. The ruling and opinions rely on certain facts, assumptions, representations, and undertakings from us regarding the past and future conduct of our businesses and other matters. If any of these are incorrect or not otherwise satisfied, then we and our stockholders may not be able to rely on the ruling or opinions and could be subject to significant tax liabilities. Notwithstanding the ruling and opinions, the IRS could determine on audit that the distributions or the internal restructuring transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations, or undertakings are not correct or have been violated, or if the distributions should become taxable for other reasons, including as a result of significant changes in stock ownership after the distribution. If the IRS were to make any such determination, we could incur significant tax liabilities.

If the sale of our strategic timberland did not qualify for installment method reporting for U.S. federal income tax purposes, we could be required to fund significant U.S. federal income tax liabilities the payment of which we believe to be deferred.

In 2007, we sold our strategic timberland in a manner intended for U.S. federal income tax purposes to defer recognition of a substantial portion of the gain on the sale. Under the installment method, we will not be required to pay U.S. federal income taxes on the deferred gain until we are required to recognize the gain. We received opinions of tax counsel regarding the timberland sale and the deferred gain. The opinions rely on certain facts, assumptions, representations, and undertakings from us regarding the past and future conduct of our businesses and other matters. If any of these are incorrect or not otherwise satisfied, then we may not be able to rely on the opinions. Notwithstanding the opinions, the IRS could determine on audit that the gain does not qualify for deferral if it determines that any of these facts, assumptions, representations, or undertakings are not correct or have been violated or that the transaction otherwise does not qualify for the installment method. In any such event, some or all of the deferred taxes recorded from the gain on the sale of our timberlands and payable in 2027 could become currently payable.

If the credit ratings of a bank issuing letters of credit in our timberland financing transaction are lowered below designated levels and we failed to secure substitute letter of credit issuers, we could be required to fund significant U.S. federal income tax liabilities the payment of which we believe to be deferred.

The financial assets of special purpose entities relate to the sale of our strategic timberlands in 2007 and are secured by letters of credit issued by four banks. The letters of credit are secured by the purchaser’s long-term cash deposits with the banks. The letter of credit issuers are required to maintain a credit rating on their long-term unsecured debt of at least A+ by Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Companies, Inc., and A1 by Moody’s Investors Service, Inc. If a credit rating of any of these banks were downgraded below this level, the bank must be replaced with another qualifying financial institution. To date two letter of credit banks have been replaced. The credit ratings of all the participating banks are currently at or above the designated level. If a credit rating of one of the participating banks were downgraded below the designated level and following the downgrade a qualifying financial institution could not be substituted (which would be referred to as a failed substitution), it is possible that a portion of the deferred taxes recorded from the gain on the sale of our timberlands and payable in 2027 would become currently payable. If there were a second failed substitution, it is possible that the remaining deferred taxes from the gain on the sale of our timberlands would become currently payable.

We have interest rate risk in connection with our financial assets and nonrecourse financial liabilities of special purpose entities.

In October 2007, we received $2.38 billion in notes due in 2027 from the sale of our strategic timberland, which we later contributed to two wholly-owned, bankruptcy-remote special purpose entities. In December 2007, the special purpose entities pledged the notes as collateral for $2.14 billion nonrecourse loans payable in 2027. Both the notes and the borrowings require quarterly interest payments based on variable interest rates. Interest rates on the notes are based on LIBOR and reset quarterly. Interest rates on the borrowings reflect the lenders’ pooled commercial paper issuances and reset daily. Because of the differences in reference rates, margins, and reset dates, there could be periods in which the interest paid on the nonrecourse financial liabilities is significantly more than the interest received on the financial assets.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by their use of terms and phrases such as "believe," "anticipate," "could," "estimate," "intend," "may," "plan," "expect" and similar expressions, including references to assumptions. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC and press releases or oral statements made by our management. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. You should not place undue reliance on these forward- looking statements, which reflect our management's analysis, judgment, belief or expectation only as of the date of this reoffer prospectus.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	general economic, market, or business conditions

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue

•	fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight

•	changes in interest rates

•	demand for new housing

•	accuracy of accounting assumptions related to impaired assets, pension and postretirement costs, contingency reserves, and income taxes

•	competitive actions by other companies

•	changes in laws or regulations

•	our ability to execute certain strategic and business improvement initiatives

•	the accuracy of certain judgments and estimates concerning the integration of acquired operations

•	other factors, many of which are beyond our control

Our actual results, performance, or achievement probably will differ from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this reoffer prospectus to reflect the occurrence of events after the date of this reoffer prospectus.

USE OF PROCEEDS

We will not receive any proceeds from sales of common stock by the selling stockholders under this reoffer prospectus.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This reoffer prospectus relates to the resale from time to time of up to 8,000,000 shares of our common stock by the selling stockholders.  The shares have been acquired, or will be acquired, by the selling stockholders upon the exercise of stock options.  The stock options were awarded, or will be awarded, to the selling stockholders pursuant to either the Temple-Inland Inc. 2008 Incentive Plan, or the Temple-Inland Inc. 2010 Incentive Plan.

The selling stockholders may sell shares of common stock through dealers, through agents or directly to one or more purchasers. The distribution of the shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions):

•
on any national stock exchanges on which the common stock may be traded from time to time in transactions that may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges,

•	in the over-the-counter market, or
•	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions.

Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or commissions from purchasers of the shares for whom they may act as agent. The selling stockholders and any broker-dealers or agents that participate in the distribution of shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

We will supplement this reoffer prospectus from time to time to provide the names and other information about selling stockholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters with respect to this offering of common stock have been passed on for us by C. Morris Davis, our General Counsel.  As of October 27, 2010, Mr. Davis beneficially owned approximately 38,196 shares of our common stock, including options exercisable within 60 days.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this reoffer prospectus, the subsequent information will also become part of this reoffer prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended January 2, 2010;
•	Proxy Statement prepared in connection with the annual meeting of stockholders held May 7, 2010;
•	Current Reports on Form 8-K filed with the Commission dated February 9, 2010; May 7, 2010; and June 25, 2010;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2010 and July 3, 2010; and
•
the description of our common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the SEC on December 7, 1983, which incorporates by reference the description of our common stock contained in the Registration Statement on Form S-1 (No. 33-7091) under the heading "Description of Common Stock," including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference into this reoffer prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by contacting us at:

Temple-Inland Inc.
1300 MoPac Expressway South, Third Floor
Austin, Texas 78746
Attention:  Investor Relations
Telephone: (512) 434-5800

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

In addition, Temple-Inland’s common stock is listed on the New York Stock Exchange and such reports and other information concerning Temple-Inland may also be inspected at their offices at 20 Broad Street, New York, New York 10005.  Our common stock’s ticker symbol is “TIN.”

We provide access through our website, http://www.templeinland.com, to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including amendments to these reports, and other documents as soon as reasonably practicable after we file them with the SEC. In addition, beneficial ownership reports filed by officers, directors and principal security holders under Section 16(a) of the Securities Exchange Act of 1934, as amended, are also available through our website. We will also provide printed copies of any of these documents to any shareholder upon request.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the sale of common stock described in this reoffer prospectus.  As permitted by SEC rules, this reoffer prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

You should rely only on the information provided in this reoffer prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this reoffer prospectus is accurate as of any date other than the date on the first page of this reoffer prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2010, as set forth in their report, which is incorporated by reference in this reoffer prospectus.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Temple-Inland Inc. (“Temple-Inland”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference and shall be deemed a part hereof:

•	Annual Report on Form 10-K for the year ended January 2, 2010;
•	Proxy Statement prepared in connection with the annual meeting of stockholders held May 7, 2010;
•	Current Reports on Form 8-K filed with the Commission dated February 9, 2010; May 7, 2010; and June 25, 2010;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2010 and July 3, 2010; and
•
the description of our common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the SEC on December 7, 1983, which incorporates by reference the description of our common stock contained in the Registration Statement on Form S-1 (No. 33-7091) under the heading "Description of Common Stock," including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Temple-Inland with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to this offering of common stock have been passed on for us by C. Morris Davis, our General Counsel.  As of October 27, 2010, Mr. Davis beneficially owned approximately 38,196 shares of our common stock, including options exercisable within 60 days.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in

Part II - 1

connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Temple-Inland’s Certificate of Incorporation, as amended, eliminates director liability for monetary damages arising from any breach of the director's duty of care.

Article VI of Temple-Inland’s Amended and Restated Bylaws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of Temple-Inland or is or was a director, officer or employee of Temple-Inland or a direct or indirect wholly-owned subsidiary of Temple-Inland or is or was serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Temple-Inland (and with respect to a criminal action, had no reason to believe his conduct was unlawful); except that with respect to actions brought by or in the right of Temple-Inland, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to Temple-Inland, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Article VI provides that Temple-Inland shall pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Temple-Inland of an undertaking, by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VI.

Both the DGCL and Article VI of Temple-Inland’s Bylaws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director may have.  Temple-Inland has entered into indemnification agreements with each of its directors

Part II - 2

that are intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.  Under an insurance policy maintained by Temple-Inland, Temple-Inland is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity, and each such director and officer is insured against certain losses that he may incur by reason of his being a director or officer and for which he is not indemnified by Temple-Inland.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Exhibit
4.01	--
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended June 30, 2007, and filed with the Commission on August 7, 2007)

4.02	--	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.02 to the Company’s Form 8-K dated February 5, 2010, and filed with the Commission on February 9, 2010)
4.03	--
Form of Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.03 to registration statement on Form S-8 (Reg. No. 33-27286) filed by the Company with the Commission on March 2, 1989)

4.04	--
Temple-Inland Inc. 2008 Incentive Plan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the year ended December 29, 2007, and filed with the Commission on February 27, 2008)

4.05	--	Temple-Inland Inc. 2010 Incentive Plan (incorporated by reference to Exhibit 10.36 to the Company’s Form 10-K for the year ended January 2, 2010, and filed with the Commission on February 23, 2010)
5.01	--	Opinion of C. Morris Davis, Esq., General Counsel of the Registrant, as to validity of Common Stock being registered (*)
23.01	--	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP) (**)
23.02	--	Consent of Attorneys (C. Morris Davis, Esq.) (*)
24.01	--	Powers of Attorney for Directors (*)
________________________
* Previously filed
** Filed herewith

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Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Temple-Inland pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 28th day of October 2010.

TEMPLE-INLAND INC. (Registrant)
By:	/s/ Doyle R. Simons
Doyle R. Simons
Chairman of the Board and Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature /s/ Doyle R. Simons	Capacity	Date
Doyle R. Simons	Director, Chairman of the Board, and Chief Executive Officer	October 28, 2010
/s/ Randall D. Levy
Randall D. Levy	Chief Financial Officer	October 28, 2010
/s/ Troy L. Hester
Troy L. Hester	Principal Accounting Officer	October 28, 2010
/s/ Cassandra C. Carr*
Cassandra C. Carr	Director	October 28, 2010
/s/ E. Linn Draper, Jr.*
E. Linn Draper, Jr.	Director	October 28, 2010
/s/ Larry R. Faulkner*
Larry R. Faulkner	Director	October 28, 2010
/s/ Jeffrey M. Heller*
Jeffrey M. Heller	Director	October 28, 2010
/s/ J. Patrick Maley III*
J. Patrick Maley III	Director	October 28, 2010
/s/ W. Allen Reed*
W. Allen Reed	Director	October 28, 2010
/s/ Richard M. Smith*
Richard M. Smith	Director	October 28, 2010
/s/ Arthur Temple III*
Arthur Temple III	Director	October 28, 2010
/s/ R.A. Walker*
R.A. Walker	Director	October 28, 2010

*By:	/s/ Leslie K. O’Neal
Leslie K. O’Neal
Attorney-in-Fact

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INDEX TO EXHIBITS

Exhibit No.	Description	Page No.
23.01	Consent of Independent Auditors (Ernst & Young LLP)	22

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